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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
GENOPTIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENOPTIX, INC.
2110 Rutherford Road
Carlsbad, CA 92008

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2008

Dear Stockholder:

        You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Genoptix, Inc., a Delaware corporation. The meeting will be held on Tuesday, June 17, 2008 at 9:00 a.m. local time at the corporate headquarters of Genoptix located at 2110 Rutherford Road, Carlsbad, CA 92008 for the following purposes:

  1.
  To elect two Class I directors to hold office until our 2011 Annual Meeting of Stockholders.

  2.
  To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008.

  3.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting is April 25, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the 2008 Annual Meeting of Stockholders to Be Held on June 17, 2008 at 2110 Rutherford Road, Carlsbad, CA 92008.

        The proxy statement and annual report to stockholders are available at http://investor.genoptix.com. The Board of Directors recommends that you vote FOR the proposals identified above.

                      By Order of the Board of Directors

                      Christian V. Kuhlen, M.D., Esq.
                       Corporate Secretary

Carlsbad, California
May 6, 2008

        You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

GENOPTIX, INC.
2210 Rutherford Road
Carlsbad, CA 92008

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Genoptix, Inc. is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

        We intend to mail this proxy statement and the accompanying proxy card on or about May 6, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

        Only stockholders of record at the close of business on April 25, 2008, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 16,343,189 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

        If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

        As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I voting on?

        There are two matters scheduled for a vote at the annual meeting:

  •
  Election of two Class I directors to hold office until our 2011 Annual Meeting of Stockholders; and

  •
  Ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008.

How do I vote?

        For the election of directors, you may either vote "For" both nominees or you may "Withhold" your vote for any nominee you specify. For any other matter to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are as follows:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy by using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  •
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

  Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

        If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 25, 2008, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of both nominees for director and "For" the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  you may submit another properly completed proxy card with a later date;

  •
  you may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 2110 Rutherford Road, Carlsbad, CA 92008; or

  •
  you may attend the annual meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy).

        If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year's annual meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by January 2, 2009, to our Corporate Secretary at 2110 Rutherford Road, Carlsbad, CA 92008. If you wish to submit a proposal that is not to be included in next year's proxy materials or nominate a director, your proposal or nomination generally must be submitted in writing to the same address no later than March 19, 2009 but no earlier than February 17, 2009. We encourage you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Withhold" and, with respect to any proposals other than the election of directors, "Against" votes, abstentions and broker non-votes. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

        If your shares are held by your broker, bank or other agent as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

  •
  For the election of directors, the two nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Only votes "For" or "Withheld" will affect the outcome.

  •
  To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008 must receive "For" votes from the majority of shares present and entitled to vote either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 16,343,189 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 8,171,595 shares must be represented by stockholders present at the meeting or by proxy.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our Quarterly Report on Form 10-Q for the second quarter of 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

        Our Board of Directors currently consists of eight members and is divided into three classes, each of which has a three-year term. Class I currently consists of three directors, Class II consists of two directors and Class III consists of three directors. The Class I directors are to be elected at the annual meeting to serve until our 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. However, Stephen L. Spotts, currently a Class I director, has elected not to stand for re-election at the annual meeting due to personal and business obligations and our Board of Directors has accordingly approved a decrease in the number of Class I directors from three to two upon the expiration of Mr. Spotts' term as a director as of the annual meeting. The terms of the directors in Classes II and III expire at our 2009 and 2010 Annual Meetings of Stockholders, respectively. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified.

        The two nominees for Class I directors are Michael A. Henos and Tina Nova Bennett, Ph.D. Mr. Henos and Dr. Nova Bennett are currently Class I directors of Genoptix and were previously elected by our stockholders prior to our initial public offering.

        Directors are elected by a plurality of the votes present at the meeting or by proxy and entitled to vote at the meeting. The two nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted "For" the election of the two nominees named above or, if either nominee becomes unavailable for election as a result of an unexpected occurrence, "For" the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

        We encourage all of our directors and nominees for director to attend our annual meeting of stockholders. We did not hold an annual meeting of stockholders during the fiscal year ended December 31, 2007.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

        The following is biographical information as of March 31, 2008 for each nominee for Class I director and each person whose term of office as a Class II or III director will continue after the annual meeting.

Name	Age	Position
Timothy M. Buono	42	Director
Robert E. Curry, Ph.D.	61	Director
Michael A. Henos	58	Director
Arda M. Minocherhomjee, Ph.D.	54	Director
Tina Nova Bennett, Ph.D.	54	President and Chief Executive Officer and Director
Andrew E. Senyei, M.D.	58	Director and Chairman of the Board
Thomas A. Waltz, M.D.	74	Director

Nominees for Election for a Three-year Term Expiring at the 2011 Annual Meeting

        Michael A. Henos has served on our Board of Directors since 2001. From 1993 to the present, Mr. Henos has served as managing general partner of Alliance Technology Ventures, L.P., based in Atlanta, Georgia. Mr. Henos served as a general partner of Aspen Ventures, an early stage venture capital partnership, from 1991 to 2001. Mr. Henos previously served as a vice president of 3i Ventures Corporation, the predecessor of Aspen Ventures, from 1986 to 1991. From 1984 to 1986, Mr. Henos served as a healthcare consultant with Ernst & Young, specializing in venture financing of startup medical technology companies. Before joining Ernst & Young, Mr. Henos served in a variety of operating management positions and co-founded and served as chief executive officer of ProMed Technologies, Inc. Mr. Henos is the chairman of the board of directors of both Inhibitex, Inc., a publicly held clinical stage biopharmaceutical company, and AtheroGenics, Inc., a publicly held biopharmaceutical company. Mr. Henos received his B.S. and MBA from the University of California, Los Angeles.

        Tina Nova Bennett, Ph.D. has served as our president and chief executive officer, and a member of our Board of Directors, since March 2000. From 1994 to January 2000, Dr. Nova Bennett served as chief operating officer and president of Nanogen, Inc., a provider of molecular diagnostic tests, where she was a co-founder. From 1992 to 1994, Dr. Nova Bennett served as chief operating officer of Selective Genetics, a targeted therapy biotechnology company. She currently serves as a member of the board of directors of Arena Pharmaceuticals, Inc. and Cypress Bioscience, Inc., both publicly held clinical-stage biopharmaceutical companies. She also serves on the board of trustees of the University of San Diego and is a life science sector representative to the Independent Citizen's Oversight Committee overseeing the California Stem Cell Initiative (Proposition 71). Dr. Nova Bennett holds a B.S. degree in biological sciences from the University of California, Irvine and a Ph.D. in biochemistry from the University of California, Riverside.

Directors Continuing in Office Until the 2009 Annual Meeting

        Arda M. Minocherhomjee, Ph.D. has served on our Board of Directors since July 2005. He is currently a partner of Chicago Growth Partners, a private equity firm. From 1992 to October 2004, Dr. Minocherhomjee served in various capacities for William Blair & Company, L.L.C., an investment firm affiliated with certain holders of our capital stock, including, most recently, as a principal. Since September 1998, Dr. Minocherhomjee has also served as a managing member of William Blair Capital Partners, an affiliate of William Blair & Company, L.L.C. He currently serves on the board of directors of CryoCor, Inc., a publicly held medical device company, as well as several privately-held pharmaceutical and medical device companies. Dr. Minocherhomjee received a master's degree in pharmacology from the University of Toronto and a Ph.D. and an M.B.A. from the University of British Columbia, and was a post-doctoral fellow in pharmacology at the University of Washington Medical School

        Thomas A. Waltz, M.D. has served on our Board of Directors since 1999. Currently, Dr. Waltz is a neurosurgeon and is senior consultant in neurosurgery of the Scripps Clinic in La Jolla, California. Dr. Waltz was chairman and chief executive officer of the Scripps Clinic from 1991 to 2000 and president of the Scripps Clinic Medical Group from 1990 to 2000. In addition to his current clinical practice, he is the chairman of the board of directors of Peregrine Pharmaceuticals, Inc. and a member of the board of directors of the Premera Blue Cross of Washington and Alaska, a not-for-profit Blue Cross medical insurance provider. Dr. Waltz received his undergraduate degree from the University of Cincinnati, his M.D. from Vanderbilt University, and his neurosurgical training at Baylor College of Medicine in Houston. He also had training in neurology at The National Hospital for Neurological Diseases in London, England and neuropathology at Oxford University.

Directors Continuing in Office Until the 2010 Annual Meeting

        Timothy M. Buono has served on our Board of Directors since March 2000. Since 1997, Mr. Buono has been a vice-president of Tullis-Dickerson & Co., Inc., a healthcare focused venture capital firm, and a partner in the general partner entities of its sponsored venture capital funds. From 1994 to 1997, he served as senior vice president, business development, for Health Partners, Inc., a healthcare services company. From 1993 to 1994, Mr. Buono served as director, business development, for Occupational Health Resources, Inc., a healthcare services company. From 1990 to 1993, Mr. Buono served as an associate of Tullis-Dickerson & Co., Inc. From 1988 to 1990, Mr. Buono was a financial and operations analyst for Shaffer-Clarke. Mr. Buono is a director of a number of privately-held companies. He received his B.A. in Economics from Connecticut College in 1988, and completed an Executive Program at Columbia University's Graduate School of Business in 2003.

        Robert E. Curry, Ph.D. has served on our Board of Directors since February 2002. Since July 2002, Dr. Curry has served as a venture partner at Alliance Technology Ventures, L.P., based in Atlanta, Georgia. From July 2001 to July 2002, Dr. Curry was engaged as a consultant to DLJ Capital Corporation, a wholly-owned subsidiary of Credit Suisse First Boston (USA), Inc., or CSFB. He joined the Sprout Group, or Sprout, a submanager of various venture capital funds within the CSFB organization, as a general partner in May 1991. Prior to joining Sprout, Dr. Curry served in various capacities with Merrill Lynch R&D Management and Merrill Lynch Venture Capital from 1984, including as president of both organizations from January 1990 to May 1991. Previously, Dr. Curry was a vice president of Becton, Dickinson and Company, a pharmaceutical company, from May 1980 to July 1984, and General Manager of the Diagnostics Systems Division of Bio-Rad Laboratories Inc., a clinical diagnostic and life sciences research company, from August 1976 to May 1980. He currently is a director of numerous privately-held companies as well as the chairman of the board and a trustee of Keck Graduate Institute, a not-for-profit organization. He is also currently the acting chief executive officer of SensysMedical, Inc. Dr. Curry received a B.S. from the University of Illinois, and a M.S. and Ph.D. in chemistry from Purdue University.

        Andrew E. Senyei, M.D. has served on our Board of Directors as chairman of the board since April 2000. Dr. Senyei has been a managing director and a general partner of Enterprise Partners, a venture capital firm, since 1987. Dr. Senyei was a founder of Molecular Biosystems and, prior to joining Enterprise Partners, was a practicing clinician and adjunct associate professor of obstetrics, gynecology and pediatrics at the University of California, Irvine. He serves on the boards of directors of numerous private healthcare companies. Dr. Senyei obtained his M.D. from Northwestern University and residency training at the University of California Irvine, Medical Center.

Executive Officers

        The following is biographical information as of March 31, 2008 for our executive officers other than Dr. Nova Bennett, whose biographical information is included above.

Name	Age	Position
Samuel D. Riccitelli	49	Executive Vice President and Chief Operating Officer
Douglas A. Schuling	47	Senior Vice President and Chief Financial Officer
Christian V. Kuhlen, M.D., Esq.	35	Vice President, General Counsel and Corporate Secretary

        Samuel D. Riccitelli has served as our executive vice president and chief operating officer since October 2001. From 1995 to 2001, Mr. Riccitelli served in a number of positions for Becton, Dickinson and Company, a global medical technology company, including most recently as vice president & general manager and as a board member for BD Ventures, L.L.C., a venture capital fund. From 1989 to 1994, he served in a number of positions for the FOxS Division of Puritan-Bennett Corporation, a medical device company, including most recently as general manager. Mr. Riccitelli holds a B.A. in biology from Washington and Jefferson College and a M.S. Eng. degree in mechanical & biomedical engineering from The University of Texas.

        Douglas A. Schuling has served as our senior vice president and chief financial officer since April 1999. From 1997 to March 1999, Mr. Schuling held the position of chief financial and operating officer for Point-of-Care Systems, a venture capital backed clinical information systems company. From 1985 to

1997, Mr. Schuling held various positions at Nellcor Puritan Bennett, a research, development and manufacturing company, specializing in medical equipment and supplies, most recently as Hospital Group Controller. Mr. Schuling received his B.S. degree in accounting from Drake University.

        Christian V. Kuhlen, M.D., Esq. has served as our vice president, general counsel and corporate secretary since September 2007. Prior to joining Genoptix, Dr. Kuhlen was an attorney in private practice as an associate with Cooley Godward Kronish LLP from October 2004 to September 2007. Between August 1997 and May 2004, Dr. Kuhlen was a full-time graduate student. From October 1995 to July 1997, Dr. Kuhlen was a research assistant at The Scripps Research Institute in La Jolla, California, where he studied the pathogenesis of the hepatitis B and hepatitis C viruses. He holds a B.S. in biochemistry and cell biology and a B.A. in economics from the University of California, San Diego and a J.D. and M.D. from the University of Southern California.

Independence of the Board of Directors and its Committees

        As required under The NASDAQ Stock Market, or NASDAQ, listing standards, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in applicable listing standards of the NASDAQ, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Genoptix, our senior management and our independent auditors, our Board of Directors has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Buono, Dr. Curry, Mr. Henos, Dr. Minocherhomjee, Dr. Senyei, Mr. Spotts and Dr. Waltz. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us. Dr. Nova Bennett, our President and Chief Executive Officer, is not an independent director by virtue of her employment with us.

        As required under applicable NASDAQ listing standards, our independent directors met three times during fiscal 2007 in regularly scheduled executive sessions at which only independent directors were present. The Chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee alternated presiding over the executive sessions. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable Securities and Exchange Commission, or SEC, and NASDAQ listing standards (including in the case of the Audit Committee Rules 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards) and free of any relationship that would impair his or her individual exercise of independent judgment with regard to Genoptix. In addition, all of the members of the Compensation Committee are independent as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

Meetings of the Board of Directors

        The Board of Directors met seven times during fiscal 2007. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Information Regarding the Board of Directors and its Committees

        Our Board of Directors has four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Compliance Committee. The following is membership and meeting information for each of these committees during the year ended December 31, 2007.

Name	Audit Committee		Compensation Committee		Compliance Committee		Nominating and Corporate Governance Committee
Timothy M. Buono	X	*			X
Robert E. Curry, Ph.D.	X				X
Michael A. Henos			X	*
Arda M. Minocherhomjee, Ph.D.			X				X	*
Andrew E. Senyei, M.D.			X				X
Stephen L. Spotts(1)					X	*
Thomas A. Waltz, M.D.	X						X
Total meetings in fiscal 2007	4		4		1		0

*
Committee Chairperson

(1)
Mr. Spotts' term as a director will expire at the annual meeting.

        Below is a description of each committee of the Board of Directors and its functions. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

  Audit Committee

        The Audit Committee operates pursuant to a written charter that is available on our website at http://investor.genoptix.com. The Audit Committee consists of Timothy M. Buono, Robert E. Curry, Ph.D. and Thomas A. Waltz, M.D., with Mr. Buono serving as the Chair of the Audit Committee. The Audit Committee met four times during fiscal 2007. The functions of the Audit Committee include, among other things:

  •
  evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

  •
  reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

  •
  monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

  •
  reviewing our annual and quarterly consolidated financial statements and reports and discussing the statements and reports with our independent auditors and management;

  •
  reviewing with our independent auditors and management significant issues that arise regarding accounting principles and consolidated financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

  •
  reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

  •
  establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

  •
  preparing the report that the SEC requires in our annual proxy statement;

  •
  reviewing and providing oversight with respect to any related party transactions;

  •
  reviewing reports from management, our auditors and our Compliance Committee regarding our procedures to monitor and ensure compliance with our legal and regulatory responsibilities, our code of business conduct and ethics and our compliance with legal and regulatory requirements;

  •
  reviewing our investment policy on a periodic basis; and

  •
  reviewing and evaluating, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter.

        Our Board of Directors has determined Mr. Buono qualifies as an audit committee financial expert within the meaning of applicable SEC regulations and NASDAQ Marketplace Rules. In making this determination, our Board has considered the formal education and nature and scope of Mr. Buono's previous experience, coupled with his past and present service on various audit committees. Representatives of our independent auditors and management both periodically meet privately with the Audit Committee.

Report of the Audit Committee of the Board of Directors

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Genoptix under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

        The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with our management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent auditors the independent auditor's independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

                          Audit Committee
                          Timothy M. Buono,                           Chairman
                          Robert E. Curry
                          Thomas A. Waltz

  Compensation Committee

        The Compensation Committee operates pursuant to a written charter that is available on our website at http://investor.genoptix.com. The Compensation Committee consists of Michael A. Henos, Arda M. Minocherhomjee, Ph.D. and Andrew E. Senyei, M.D., with Mr. Henos serving as the Chair of the Compensation Committee. The Compensation Committee met four times during fiscal 2007. The functions of the Compensation Committee include, among other things:

  •
  reviewing and approving the compensation and other terms of employment of our executive officers;

  •
  reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

  •
  evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

  •
  evaluating and approving the type and amount of compensation to be paid or awarded to board members;

  •
  administering our equity incentive plans;

  •
  establishing policies with respect to equity compensation arrangements;

  •
  reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

  •
  reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

  •
  reviewing with management our disclosures under the caption "Compensation Discussion and Analysis" and recommending to the full board its inclusion in our periodic reports to be filed with the SEC;

  •
  preparing the report that the SEC requires in our annual proxy statement;

  •
  reviewing the adequacy of our Compensation Committee charter on a periodic basis; and

  •
  reviewing and evaluating, at least annually, the performance of the Compensation Committee.

        Typically, the Compensation Committee meets at least three times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding her compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Genoptix, as well as authority to obtain, at the expense of Genoptix, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms.

        Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In February 2008, the Compensation Committee formed a Non-Officer Stock Option Committee, currently comprised of Dr. Nova Bennett and Mr. Schuling, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees and consultants who are not officers of Genoptix. The purpose of this delegation of authority is to enhance the flexibility of option administration within Genoptix and to facilitate the timely grant of options to non-management employees and consultants, particularly new employees and consultants, within specified limits approved by the Compensation Committee. In particular, the subcommittee may not grant options to acquire more than an aggregate of 300,000 shares to all employees per calendar year or 20,000 shares per individual employee per calendar year. Typically, as part of its oversight function, the Compensation Committee will review on a quarterly basis the list of grants made by the subcommittee.

        Recently, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the last quarter of the year or the first quarter of the next year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

        Generally, the Compensation Committee's process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of her performance is conducted by the Compensation Committee, which determines any adjustments to her compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee's compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

        The specific determinations of the Compensation Committee with respect to executive compensation are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

        No member of our Compensation Committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. We have had a Compensation Committee for eight years. Prior to establishing the Compensation Committee, our full Board of Directors made decisions relating to compensation of our executive officers.

Compensation Committee Report

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Genoptix under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in our Annual Report on Form 10-K for the year ended December 31, 2007 and in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2007 and in this proxy statement.

                          Compensation Committee
                          Michael A. Henos,                           Chairman
                          Arda M. Minocherhomjee, Ph.D.
                          Andrew E. Senyei, M.D.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee operates pursuant to a written charter that is available on our website at http://investor.genoptix.com. The Nominating and Corporate Governance Committee consists of Arda M. Minocherhomjee, Ph.D., Andrew E. Senyei, M.D. and Thomas A. Waltz, M.D., with Dr. Minocherhomjee serving as the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee was established in connection with our initial public offering and did not meet during fiscal 2007. The functions of the Nominating and Corporate Governance Committee include, among other things:

  •
  identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board of Directors;

  •
  determining the minimum qualifications for service on our Board of Directors;

  •
  evaluating director performance on the board and applicable committees of the Board and determining whether continued service on our Board is appropriate;

  •
  interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;

  •
  assisting the members of our Compensation Committee in reviewing and recommending to our Board of Directors the compensation arrangements for our non-employee directors;

  •
  evaluating nominations by stockholders of candidates for election to our Board;

  •
  considering and assessing the independence of members of our Board of Directors;

  •
  developing, as appropriate, a set of corporate governance policies and principles, including a code of business conduct and ethics and reviewing and recommending to our Board of Directors any changes to such policies and principles;

  •
  considering questions of possible conflicts of interest of directors as such questions arise;

  •
  reviewing the adequacy of its charter on an annual basis; and

  •
  evaluating, at least annually, the performance of the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Genoptix, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

        Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and Genoptix, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors' overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors' independence. In the case of new director candidates, the Nominating and Corporate

Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates' qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 2110 Rutherford Road, Carlsbad, California 92008, no later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year's annual meeting. Submissions must include the full name and address of the Genoptix stockholder on whose behalf the submission is made, the number of Genoptix shares that are owned beneficially by such stockholder as of the date of the submission, the full name of the proposed candidate, a description of the proposed candidate's business experience for at least the previous five years, complete biographical information for the proposed candidate and a description of the proposed candidate's qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Nominating and Corporate Governance Committee has not received a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Compliance Committee

        The Compliance Committee consists of Timothy M. Buono, Robert E. Curry, Ph.D. and Stephen L. Spotts, with Mr. Spotts serving as the Chair of the Compliance Committee. Effective as of the annual meeting, the Compliance Committee will consist of Timothy M. Buono, Robert E. Curry, Ph.D. and another member which we anticipate to be appointed prior to the annual meeting. The Compliance Committee met one time during fiscal 2007. The functions of the Compliance Committee include, among other things:

  •
  overseeing, monitoring, and evaluating our compliance with all regulatory obligations (with the exception of obligations relating to tax and securities-related laws);

  •
  reviewing our applicable standards, policies, and procedures with a focus on (1) our efforts towards continuous improvement in the quality of our laboratory and other healthcare-related services that we provide, and (2) our effort to be honest and ethical with laws governing (a) financial relationships between us and physician customers or other potential sources of referrals (e.g., anti-kickback and anti-referral laws), (b) Medicare reimbursement, and (c) conflicts of interest;

  •
  reviewing our efforts relating to employee education of regulatory and compliance requirements;

  •
  appointing, overseeing, and reviewing the activities of our chief compliance officer and reviewing periodic reports from our chief compliance officer;

  •
  meeting and reporting to our Board of Directors at least twice annually; and

  •
  recommending such actions or measures be adopted by the Board of Directors as it deems appropriate to improve the effectiveness of our compliance program.

Stockholder Communications with The Board Of Directors

        Our Board of Directors has adopted a formal process by which our stockholders may communicate with the Board or individual directors. Information regarding this process is available on our website at http://investor.genoptix.com.

CODE OF BUSINESS CONDUCT AND ETHICS

        We have adopted a Code of Business Conduct and Ethics relating to the conduct of our business by our employees, officers and directors. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. The Code of Business Conduct and Ethics is available on our website at http://investor.genoptix.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website at http://investor.genoptix.com.

ACCOUNTING AND AUDITING MATTERS OPEN DOOR POLICY

        We have adopted an Open Door Policy on Reporting Complaints Regarding Accounting and Auditing Matters to facilitate the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by our employees of concerns regarding these matters. Information regarding the process for reporting such complaints is available on our website at http://investor.genoptix.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee of our Board of Directors has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our inception in 1999. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Genoptix and our stockholders.

        To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors must receive "For" votes from the majority of shares present and entitled to vote either in person or by proxy. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

        In connection with the audit of our 2007 financial statements, our Audit Committee entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for Genoptix. That agreement is subject to alternative dispute resolution procedures.

        The following table provides information regarding the aggregate fees billed to us by Ernst & Young LLP for the fiscal years ended December 31, 2007 and 2006. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2007	2006
Audit Fees(1)	$956,350	$82,000
Audit Related Fees	—	—
Tax Fees(2)	112,398	9,695
All Other Fees(3)	10,235	—

Total Fees	$1,078,983	$91,695

(1)
Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit and quarterly review of our consolidated financial statements ($222,500 for 2007 and $82,000 for 2006) and review of our registration statements on Forms S-1 and S-8, and preparation of comfort letters associated with our initial public offering, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Tax Fees consist of fees billed in the indicated year for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

(3)
All Other Fees consist of fees billed in the indicated year for other permissible work performed by Ernst & Young LLP that is not included within the above category descriptions.

        During the fiscal year ended December 31, 2007, none of the hours expended on our financial audit by Ernst & Young LLP were provided by persons other than Ernst & Young LLP's full-time permanent employees.

Pre-Approval Policies and Procedures

        Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditors, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

        The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides information regarding the beneficial ownership of our common stock as of March 31, 2008 by: (i) each of our directors and nominees for director, (ii) each of our executive officers named in our Summary Compensation Table, (iii) all of our directors and executive officers as a group and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

        Applicable percentages are based on 16,343,189 shares outstanding on March 31, 2008, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on May 30, 2008, which is 60 days after March 31, 2008. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Holders
Enterprise Partners V, L.P.(2) 2223 Avenida de la Playa, Suite 300 La Jolla, California 92037	2,449,966	14.99%
Alliance Technology Ventures III, L.P. and its affiliate(3) 2400 Lakeview Parkway, Suite 675 Alpharetta, Georgia 30004	1,855,888	11.36%
Chicago Growth Partners, LP(4) 303 West Madison Street, Suite 2500 Chicago, Illinois 60606	964,327	5.90%
William Blair Capital Partners VII QP, L.P. and its affiliates(5) 303 West Madison Street, Suite 2500 Chicago, Illinois 60606	964,326	5.90%
Tullis-Dickerson Capital Focus II, L.P. and its affiliates(6) Two Greenwich Plaza, Fourth Floor Greenwich, Connecticut 06830	814,821	5.00%
Directors and executive officers
Andrew E. Senyei, M.D.(2)	2,449,966	14.99%
Arda M. Minocherhomjee, Ph.D.(4)(5)	1,928,653	11.80%
Michael Henos(3)	1,855,888	11.35%
Timothy M. Buono(6)	814,821	5.00%
Tina Nova Bennett, Ph.D.(7)	472,845	2.81%
Samuel D. Riccitelli(8)	210,412	1.27%
Douglas A. Schuling(9)	161,349	*
Thomas A. Waltz, M.D.(10)	54,239	*
Robert E. Curry, Ph.D.(11)	35,562	*
Stephen L. Spotts(12)	35,563	*
Christian V. Kuhlen, M.D., Esq	—	*
All executive officers and directors as a group (11 persons)(13)	8,019,298	46.37%

*
Represents beneficial ownership of less than 1%.

(1)
Except as otherwise noted above, the address for each person or entity listed in the table is c/o Genoptix, Inc., 2110 Rutherford Road, Carlsbad, CA 92008.

(2)
Andrew E. Senyei, M.D., Carl J. Eibl and Robert W. Conn are managing directors of Enterprise Management Partners V, L.L.C., the general partner of Enterprise Partners V, L.P. Dr. Senyei has voting and investment power with respect to the shares held by Enterprise Partners V, L.P. Dr. Senyei disclaims beneficial ownership over the shares held by Enterprise Partners V, L.P., except to the extent of his pecuniary interest therein.

(3)
Includes 1,824,896 shares of common stock held by Alliance Technology Ventures III, L.P. and 30,992 shares of common stock held by ATV III Affiliates, L.P. Michael Henos, Michael Slawson and J. Connor Seabrook are managers of ATV III Partners, LLC, the general partner of Alliance Technology Ventures III, L.P. and ATV III Affiliates, L.P. and have shared voting and investment power with respect to the shares held by Alliance Technology Ventures III, L.P. and ATV III Affiliates, L.P. Messrs. Henos, Slawson and Seabrook disclaim beneficial ownership over the shares held by Alliance Technology Ventures III, L.P. and ATV III Affiliates, L.P., except to the extent of their pecuniary interest therein.

(4)
Chicago Growth Management, LLC is the general partner of Chicago Growth Management, L.P., the general partner of Chicago Growth Partners, LP. Arda M. Minocherhomjee, Ph.D., Robert D. Blank, David G. Chandler, Robert P. Healy and Timothy M. Murray are managing directors of Chicago Growth Management, LLC and have voting and investment power with respect to these shares. Dr. Minocherhomjee and Messrs. Blank, Chandler, Healy and Murray disclaim beneficial ownership over the shares held by Chicago Growth Partners, L.P., except to the extent of their pecuniary interest therein.

(5)
Includes 928,541 shares of common stock held by William Blair Capital Partners VII QP, L.P. and 35,785 shares of common stock held by William Blair Capital Partners VII, L.P. William Blair Capital Management VII, LLC is the general partner of William Blair Capital Management VII, L.P., the general partner of William Blair Capital Partners VII QP, L.P. and William Blair Capital Partners VII, L.P. Arda M. Minocherhomjee, Ph.D., Robert D. Blank, Timothy Burke, David G. Chandler, John Ettelson, Robert P. Healy and Timothy M. Murray are managing directors of William Blair Capital Management VII, LLC and have voting and investment power with respect to these shares. Dr. Minocherhomjee and Messrs. Blank, Burke, Chandler, Ettelson, Healy and Murray disclaim beneficial ownership over the shares held by William Blair Capital Partners VII QP, L.P. and William Blair Capital Partners VII, L.P., except to the extent of their pecuniary interest therein. In addition, William Blair Capital Partners VII QP, L.P. disclaims beneficial ownership over the shares held by William Blair Capital Partners VII, L.P., and vice versa.

(6)
Includes 265,071 shares of common stock held by TD Javelin Capital Fund II, L.P., 333,847 shares of common stock held by TD Lighthouse Capital Fund, L.P. and 215,903 shares of common stock held by Tullis-Dickerson Capital Focus II, L.P. TD Javelin Capital Fund II, L.P. and TD Lighthouse Capital Fund, L.P. are managed by TD II Regional Partners, Inc. Tullis-Dickerson Capital Focus II, L.P. is managed by Tullis-Dickerson Partners II, L.L.C. Timothy M. Buono, Joan P. Neuscheler, James L. L. Tullis, Thomas P. Dickerson and Lyle A. Hohnke share the voting and/or dispositive power over all such shares. Mr. Buono disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein.

(7)
Includes 472,845 shares that Dr. Nova Bennett has the right to acquire from us within 60 days after March 31, 2008 pursuant to the exercise of stock options, 106,484 of which would be initially unvested and subject to a right of repurchase by us as of May 30, 2008 that would lapse over the vesting schedule.

(8)
Represents 210,412 shares that Mr. Riccitelli has the right to acquire from us within 60 days after March 31, 2008 pursuant to the exercise of stock options, 46,832 of which would be initially unvested and subject to a right of repurchase by us as of May 30, 2008 that would lapse over the vesting schedule.

(9)
Includes 161,349 shares that Mr. Schuling has the right to acquire from us within 60 days after March 31, 2008 pursuant to the exercise of stock options, 34,448 of which would be initially unvested and subject to a right of repurchase by us as of May 30, 2008 that would lapse over the vesting schedule.

(10)
Includes 18,677 shares held by Thomas and Nell Waltz Family L.P. and 35,562 shares that Dr. Waltz has the right to acquire from us within 60 days after March 31, 2008 pursuant to the exercise of stock options, 4,363 of which would be initially unvested and subject to a right of repurchase by us as of May 30, 2008 that would lapse over the vesting schedule.

(11)
Represents 35,562 shares that Dr. Curry has the right to acquire from us within 60 days after March 31, 2008 pursuant to the exercise of stock options, 4,363 of which would be initially unvested and subject to a right of repurchase by us as of May 30, 2008 that would lapse over the vesting schedule.

(12)
Mr. Spotts has elected not to stand for re-election at the annual meeting due to personal and business obligations. Represents 35,563 shares that Mr. Spotts has the right to acquire from us within 60 days after March 31, 2008 pursuant to the exercise of stock options, 8,413 of which would be initially unvested and subject to a right of repurchase by us as of May 30, 2008 that would lapse over the vesting schedule.

(13)
Includes the shares referred to in footnotes (2), (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

NON-EMPLOYEE DIRECTOR COMPENSATION

        The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2007 to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	Total ($)
Timothy M. Buono	6,667	—	6,667
Robert E. Curry, Ph.D.(4)	5,000	332	5,332
Michael A. Henos	6,667	—	6,667
Arda M. Minocherhomjee, Ph.D.	5,000	—	5,000
Andrew E. Senyei, M.D.	10,000	—	10,000
Stephen L. Spotts(5)	6,667	422	7,089
Thomas A. Waltz, M.D.(6)	5,000	166	5,166

(1)
Our Non-Employee Director Compensation Policy became effective for all of our non-employee directors on the effective date of our initial public offering in October 2007. The amounts in this column represent the prorated amounts payable to our non-employee directors for their service on the Board and committees of the Board in 2007 following the effective date of our initial public offering.

(2)
Represents the stock option compensation cost for 2007, which was calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures. For a discussion of valuation assumptions, see the section entitled "Stock-Based Compensation Under SFAS No. 123R" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)
One quarter of the common stock underlying each option vests on the one year anniversary of the date of grant with the remainder vesting in equal installments on a monthly basis over the next three years. In addition, if a change in control occurs and within 13 months after the effective date of such change in control the director's continuous service to us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason, then the vesting and exercisability of the director's options will accelerate in full.

(4)
The aggregate number of shares subject to Dr. Curry's outstanding option awards as of December 31, 2007 was 35,562. The grant date fair value of such option awards is as follows:

Grant Date	Number of Shares	Exercise Price ($/share)	Grant Date Fair Value ($)
2/21/02	789	14.25	38
10/23/03	20,812	0.38	989
8/19/05	13,961	0.38	1,326
(5)
Mr. Spotts has elected not to stand for re-election at the annual meeting due to personal and business obligations. The aggregate number of shares subject to Mr. Spotts' outstanding option awards as of December 31, 2007 was 35,563. The grant date fair value of such option awards is as follows:

Grant Date	Number of Shares	Exercise Price ($/share)	Grant Date Fair Value ($)
2/03/05	21,602	0.38	1,026
8/19/05	13,961	0.38	663

(6)
The aggregate number of shares subject to Dr. Waltz's outstanding option awards as of December 31, 2007 was 35,562. The grant date fair value of such option awards is as follows:

Grant Date	Number of Shares	Exercise Price ($/share)	Grant Date Fair Value ($)
2/21/02	789	14.25	75
10/23/03	20,812	0.38	989
8/19/05	13,961	0.38	663

        In the past, we have not provided cash compensation to directors for their services as directors or members of committees of the Board of Directors. We have reimbursed and will continue to reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board of Directors.

        In July 2007, the Compensation Committee adopted a compensation program for our non-employee directors, or the Non-Employee Director Compensation Policy. The Non-Employee Director Compensation Policy was effective for all of our non-employee directors on the effective date of our initial public offering in October 2007. Pursuant to the Non-Employee Director Compensation Policy, each member of our Board of Directors who is not our employee receives the following cash compensation for board services, as applicable:

  •
  $30,000 per year for service as a Board member; and

  •
  $30,000 per year for service as the Chairman of the Board and $10,000 per year for service as Chairperson of the Audit Committee, the Compensation Committee or the Compliance Committee.

        The Non-Employee Director Compensation Policy requires that our Board members endeavor to attend at least 75% of the meetings of the Board of Directors and the committees on which a particular director serves.

        In addition, our non-employee directors receive initial and annual, automatic, non-discretionary grants of nonqualified stock options under the terms and provisions of our 2007 Non-Employee Directors' Stock Option Plan, or the 2007 Directors' Plan.

        Each new non-employee director joining our Board of Directors is automatically granted a non-statutory stock option to purchase 25,000 shares of common stock with an exercise price equal to the then fair market value of our common stock under our 2007 Directors' Plan. On the date of each annual meeting of our stockholders, each non-employee director is also automatically granted a non-statutory stock option to purchase 10,000 shares of our common stock on that date with an exercise price equal to the then fair market value of our common stock under our 2007 Directors' Plan. Initial grants vest monthly over three years and annual grants vest in twelve equal monthly installments. All stock options granted under our 2007 Directors' Plan have a term of ten years and vesting automatically accelerates upon the closing of a change in control transaction.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        The Compensation Committee of our Board of Directors, which is composed entirely of independent directors, administers our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, to administer our equity incentive plans and to review and approve generally on an annual basis all compensation decisions relating to our executive officers.

Compensation Philosophy

        Our executive compensation programs are designed to:

  •
  attract, motivate and retain executives of outstanding ability and potential;

  •
  reward the achievement of key performance measures, including meeting or exceeding the revenue and profit objectives, operational goals, such as executing on our hiring plan in line with our growth objectives and cash management goals, all as set forth in our annual operating plan; and

  •
  ensure that executive compensation is meaningfully related to the creation of stockholder value.

        Our Compensation Committee believes that our executive compensation programs should include short-term and long-term components, including cash and equity-based compensation, and should reward performance that consistently meets or exceeds expectations by increasing base salary levels, awarding cash bonuses and granting additional equity awards. The Compensation Committee evaluates both performance and compensation to make sure that the compensation provided to executives remains competitive relative to compensation paid by companies of similar size and stage of development operating in the diagnostic services and life sciences industries, taking into account our relative performance and our own strategic objectives.

Setting Executive Compensation

        The Compensation Committee reviews and determines generally on an annual basis the compensation to be paid to our chief executive officer and other executive officers. As part of this process, we conduct an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. As a recently private company, we previously based this review primarily on the extensive experience of the members on our Board of Directors and Compensation Committee that are affiliated with venture investment firms, many of whom sit on the boards of directors of numerous portfolio companies in the life sciences and healthcare fields in San Diego and throughout the United States, and, to a lesser extent, on surveys of executive compensation paid by life sciences and healthcare services companies conducted by third party providers, such as the Biotech Employee Development Coalition (BEDC) Compensation and Benefits Survey of approximately 93 public and private life sciences companies in San Diego, California. Although our Compensation Committee has used this survey data as a tool in determining executive compensation, it typically has applied its subjective discretion to make compensation decisions and had not benchmarked our executive compensation against any group of companies or used a formula to set our executives compensation in relation to this survey data. In addition, our Compensation Committee has typically taken into account advice from other independent members of our Board of Directors and publicly available data relating to the compensation practices and policies of other companies within and outside our industry. Historically, the Compensation Committee reviewed executive compensation and made compensation decisions mid-year. Commencing in 2007, the

Compensation Committee transitioned its annual compensation review for a given year to the end of that year or first quarter of the following year.

        When setting executive compensation for 2006 and 2007, the Compensation Committee generally considered compensation paid by life sciences and healthcare services companies included in these executive compensation surveys, together with other information available to it. Our Compensation Committee had not benchmarked our executive compensation against a particular group of companies that it considered to be comparable to us or any other group of companies. While this information may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, the Compensation Committee generally believes that gathering this information is an important part of our compensation-related decision-making process and typically provides additional context and validation for executive compensation decisions.

        During the past several years, in setting and awarding executive compensation, our Compensation Committee has primarily considered our operating performance against the key performance objectives set forth in our annual operating plan. On a quarterly basis, we have provided the members of our Compensation Committee (and, at our regularly scheduled quarterly board meetings, each of the members of our Board of Directors) with a summary of key accomplishments against the annual operating plan during the preceding quarter. These quarterly updates are used by our Compensation Committee and our Board of Directors to monitor and measure the overall performance of Genoptix as well as the individual performance of our executive officers (since certain accomplishments may result primarily from the performance of one or more of our executive officers), and provide our Compensation Committee with valuable information for consideration in the context of the annual compensation reviews of our executive officers. During 2007, these key accomplishments included: consistent increases in weekly test orders substantially above those projected in our annual operating plan; significant increases in our market share; increases in net revenues, gross margins and overall profitability as compared to those projected in our annual operating plan; favorable cash collections and DSO as compared to those projected in our annual operating plan; validation and implementation of new tests; implementation of information and billing systems upgrades; the successful hiring of sales, client services, billing, laboratory operations and other personnel; expansion of our laboratory facilities; and implementation of expanded in-house testing capabilities. During 2007, our executive officers substantially exceeded the key performance objectives included in our annual operating plan. The Compensation Committee has considered and intends to continue to consider each of these key performance objectives included in our annual operating plan and the achievement level of these performance objectives by our executive officers in setting their base compensation, performance bonus levels (and awarding performance bonuses) and long-term incentives.

        Our Compensation Committee has retained the services of Radford Surveys & Consulting, a third party executive compensation consultant, in connection with the establishment of cash and equity compensation and related policies for 2008. In connection with retaining the services of this executive compensation consultant and a comprehensive review of our executive compensation in April 2008, our Compensation Committee (a) identified a peer group of healthcare services and clinical diagnostic companies that are more directly comparable to us, and (b) benchmarked our executive compensation against that peer group. Based on this more formal benchmarking process, the Compensation Committee made adjustments in our executive compensation levels for 2008.

Role of Chief Executive Officer in Compensation Decisions

        The chief executive officer typically evaluates the performance of other executive officers and employees on an annual basis and makes recommendations to the Compensation Committee with respect to annual salary adjustments, bonuses and annual equity awards. The Compensation Committee exercises its own discretion in determining salary adjustments and discretionary cash and equity-based awards for all executive officers. The chief executive officer is not present during deliberations or voting with respect to compensation for the chief executive officer.

Elements of Executive Compensation

        The compensation program for our executive officers consists principally of base salary, annual cash incentive compensation, and long-term compensation in the form of stock options as well as severance/termination protection. As a private company, our compensation program was weighted toward long-term compensation as opposed to short-term or cash-based compensation. If we achieve our corporate goals, we expect the equity awards held by our executives to be the major component of overall compensation. As discussed in more detail below, base compensation is based primarily on market factors and our annual executive bonus plan targets cash bonus opportunities as a percentage of base salary. The amount of cash compensation and the amount of equity awards granted to our executives are both considered in determining total compensation for our executive officers.

        Base Salary.    Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the industry, although for 2006 and 2007 we did not benchmark base salaries against any specific competitors. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The Compensation Committee does not apply specific formulas to determine increases, although it has generally awarded increases as a percentage of an executive officer's then current base salary.

        In 2007, based on the actions taken by our Compensation Committee in August 2006 and additional actions taken by our Compensation Committee in June 2007 and July 2007 in connection with reviewing our cash compensation in anticipation of our initial public offering, (i) our chief executive officer's annual base salary was increased from $350,000 to $382,825, (ii) our chief operating officer's annual base salary was increased from $324,775 to $354,654 and (iii) our chief financial officer's annual base salary was increased from $246,829 to $269,537, in each case based upon market factors.

        In approving these base salary adjustments, the Compensation Committee considered the amount of prior year increases, our current financial performance, in particular having obtained profitability in, and exceeded our revenue and profit objectives for, the first quarter of 2007, and the fact that we were in the process of actively pursuing our initial public offering. These factors were subjectively assessed by our Compensation Committee and no specific methodology was used to systematically weight or score such factors in determining the increases in our executive's base salaries. However, as with the prior year salary increases, the Compensation Committee subjectively assessed these factors and primarily relied on the significant success of our executive officers during the last five months of 2006 and the first half of 2007 in continuing to drive the rapid growth and development of our business and substantially exceeding the key performance objectives included in our annual operating plan. In particular, the Compensation Committee considered: attaining profitability; continuing to increase weekly test orders; meeting hiring objectives; further expanding our leased facilities; initiating and completing regulatory compliance audits; launching new service offerings (including our CHART service offering); additional improvements in cash collections; and increases in revenues, gross margins and net income substantially above the amounts projected in our annual operating plans. In awarding these additional salary increases to our executive officers, the Compensation Committee assessed this high level of financial and other performance in the context of the 2006 increases, the significant experience of the committee members in setting executive officer salary levels and the general survey data.

        In addition, our Compensation Committee approved an annual base salary of $235,000 for our vice president, general counsel and corporate secretary, who joined us in September 2007. In establishing this base salary, the Compensation Committee considered the various factors set forth above, including the general survey data.

        Our Compensation Committee believes that the base salary levels of our executives are commensurate with the general salary levels for similar positions in life sciences and healthcare companies of similar size and stage of development and operations. As described above, future annual performance reviews will generally be conducted during the first quarter of the year rather than as a mid-year review process.

        In April 2008, as part of the comprehensive review of our executive compensation with the assistance of a compensation consultant discussed above, the Compensation Committee established 2008 annual base salaries of $430,000 for Dr. Nova Bennett, $370,000 for Mr. Riccitelli, $285,000 for Mr. Schuling and $240,000 for Dr. Kuhlen.

        Annual Executive Bonus Plan.    In addition to base salaries, we believe that performance-based cash bonuses play an important role in providing appropriate incentives to our executives to achieve our financial performance and other strategic objectives. As part of our annual performance reviews, the Compensation Committee reviews and determines each executive officer's overall performance and our performance generally against our operating plan and toward attaining financial performance goals and other performance measures and objectives included in our annual operating plan as described above. Final determinations as to discretionary bonus levels are primarily based on the executive officers individual performance and the executive officers' performance as a group against the performance measures and objectives included in our annual operating plan, as well as the Compensation Committee's assessment as to the overall success of our company and the growth of our business.

        In July 2007, our Compensation Committee reviewed the target 2007 annual bonus levels for each of our executive officers under our annual executive bonus plan and set the target 2007 annual bonus levels as a percentage of 2007 base salary for each of our executive as follows: 40% for Dr. Nova Bennett, 30% for Mr. Riccitelli and 25% for Mr. Schuling. In setting these target bonus levels for 2007, the Compensation Committee considered (1) our current financial performance, including that we obtained profitability in, and exceeded our revenue expectations for, the first half of 2007, (2) the fact that we were pursuing an initial public offering, (3) the substantial contribution and commitment that each of the executive officers has consistently demonstrated and (4) the general annual discretionary bonus levels of other companies in the life sciences and healthcare fields. Under the annual executive bonus plan as initially adopted, the Compensation Committee had discretion to award a bonus amount equal to 0 to 150% of the applicable target amount. In December 2007, in connection with its 2007 annual bonus compensation review, the Compensation Committee modified the 2007 annual executive bonus plan to increase the target 2007 bonus level to 30% for Mr. Schuling and to permit the Compensation Committee to award bonus amounts equal to 0 to 200% of the applicable target amounts and awarded 2007 annual bonuses of $306,260 to Dr. Nova Bennett, $212,792 to Mr. Riccitelli and $161,722 to Mr. Schuling. A portion of each of these bonuses was paid in December 2007 and the remaining portion of each bonus was paid in January 2008. The specific percentage was determined and awarded based upon the Compensation Committee's subjective assessment of (1) individual performance against individual goals based on each executive officer's respective area of responsibility and designed to promote the achievement of the performance measures and objectives included in our operating plan for 2007 and (2) our performance against our operating plan for 2007, including the satisfaction of the performance measures and objectives included in our operating plan, which include revenue and profitability objectives, cash collection, DSO, weekly test count, market share, gross margin, operating income and hiring objectives as well as other key operational objectives such as those described in greater detail above. In January 2008, the Compensation Committee ratified and approved a nondiscretionary bonus of $50,000 to Dr. Kuhlen in accordance with the terms of his offer letter previously approved by our Board of Directors. Half of this bonus was paid in September 2007 in connection with Dr. Kuhlen's commencement of employment and the other half was paid in February 2008.

        In January 2008, our Compensation Committee reviewed the target 2008 annual bonus levels for each of our executive officers under our annual executive bonus plan and set the target 2008 annual bonus levels as a percentage of 2008 base salary for each of our executive as follows: 40% for Dr. Nova Bennett, 30% for Mr. Riccitelli, 30% for Mr. Schuling and 30% for Dr. Kuhlen. In April 2008, as part of the comprehensive review of our executive compensation with the assistance of the compensation consultant discussed above, the Compensation Committee modified the 2008 annual bonus levels to more closely approximate the 50th percentile of target bonus levels for corporate positions within companies in our peer group. As a result of such additional analysis, the Compensation Committee increased the target 2008 annual bonus levels as a percentage of 2008 base salary to 50% for Dr. Nova Bennett, 40% for Mr. Riccitelli and 35% for Mr. Schuling. In setting and modifying these target bonus levels for 2008, the Compensation Committee considered (1) our current financial performance, (2) the substantial contribution and commitment that each of the executive officers has consistently demonstrated and (3) the general annual discretionary bonus levels of other companies in the life sciences and healthcare fields. Under the annual executive bonus plan, the Compensation Committee has discretion to award a bonus amount equal to 0 to 150% of the applicable target amount. The specific percentage will be determined and awarded based upon the Compensation Committee's subjective assessment of (1) individual performance against individual goals based on each executive officer's respective area of responsibility and designed to promote the achievement of the performance measures and objectives included in our operating plan for 2008 and (2) our performance against our operating plan for 2008, including the achievement of revenue, operating income, DSO and other operating objectives, increasing shareholder value, enhancing our infrastructure to facilitate continued growth, maintaining financial reporting and regulatory compliance controls and procedures, and achieving other corporate goals outlined by the Compensation Committee. Our performance criteria are collectively designed to be challenging but attainable, thereby requiring a high level of performance by our executive officers and our company in order for these officers to receive any significant bonus compensation.

        Our Compensation Committee anticipates that it will review and determine annual performance for 2008 at the end of the year or in the first quarter of 2009 and will award discretionary bonuses at that time.

        Long-term Incentive Program.    We believe that by providing our executives the opportunity to increase their ownership of our stock, the best interests of stockholders and executives will be more aligned and we will encourage long-term performance. The stock awards enable our executive officers to participate in the appreciation of stockholder value, while personally participating in the risks of business setbacks. We have not adopted stock ownership guidelines and, with the exception of a small number of shares acquired by our executive officers early in our corporate history, our equity benefit plans have provided our executive officers the only means to acquire equity or equity-linked interests in Genoptix.

        Prior to our initial public offering, we granted equity awards primarily through our 2001 Equity Incentive Plan, or the 2001 Plan, which was adopted by our Board of Directors and stockholders to permit the grant of stock options, stock bonuses and restricted stock to our officers, directors, employees and consultants.

        In 2007, one named executive officer was awarded stock options under our 2001 Plan in the amounts indicated in the section below entitled "Grants of Plan-Based Awards."

        Prior to our initial public offering, in the absence of a public trading market for our common stock, our Board of Directors determined the fair market value of our common stock in good faith based upon consideration of a number of relevant factors including our financial condition, the likelihood of a liquidity event, the liquidation preference of our participating preferred stock, the price at which our preferred stock was sold, the enterprise values of comparable companies, our cash needs, operating losses, market conditions and based upon valuations obtained from an independent valuation firm in November 2006 and in June, July, September and October 2007.

        All equity awards to our employees and directors were granted at no less than the fair market value of our common stock as determined in good faith by our Board of Directors on the date of each award. However, in October 2007, as a result of retrospective valuations performed in connection with our initial public offering, we amended stock option awards granted in July 2006 to our named executive officers and other employees and consultants to increase the exercise price of such options from $0.38 per share to $1.24 per share, the price our Board of Directors retrospectively determined to be the fair market value of the shares subject to such options on the date of grant. Additional information with respect to the amendments to these stock option awards is included below under "—Option Repricings."

        All option grants typically vest over four years, with one quarter of the shares subject to the stock option vesting on the one year anniversary of the vesting commencement date and the remaining shares vesting in equal monthly installments thereafter over three years. All options have a ten year term. Additional information regarding accelerated vesting prior to, upon or following a change in control is discussed below under "—Post Employment Compensation." We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates and, because we were not previously a public company, we historically have not made equity grants in connection with the release or withholding of material non-public information. Authority to make equity grants to executive officers rests with our Compensation Committee, although our Compensation Committee does consider the recommendations of our chief executive officer for officers other than herself.

        Our Board of Directors has delegated authority to a committee comprised of our chief executive officer and chief financial officer to grant stock options to non-officers and has adopted an equity grant policy to provide guidelines and procedures to this committee. This policy establishes procedures for new hire awards, annual equity award grants as well as promotional and merit based awards to non-officers. The Compensation Committee retains the right to make non-officer grants as well.

        In connection with our initial public offering, our Board of Directors adopted new equity benefit plans. The 2007 Equity Incentive Plan, or the 2007 Plan, replaced our existing 2001 Plan immediately following our initial public offering and affords our Compensation Committee much greater flexibility in making a wide variety of equity awards. Participation in our 2007 Employee Stock Purchase Plan, or the 2007 ESPP, is also available to all executive officers on the same basis as our other employees.

        In April 2008, in connection with the comprehensive review of our executive compensation discussed above, the Compensation Committee approved the grant of stock options to Dr. Nova Bennett, Mr. Riccitelli, Mr. Schuling and Dr. Kuhlen to purchase 49,600, 31,200, 20,600 and 11,000 shares of our common stock, respectively. Each of the stock options were granted at the fair market value of our common stock on the date of grant and vest over a four year period beginning on January 1, 2008, with one quarter of the shares vesting on January 1, 2009 and the remaining shares vesting in equal monthly installments thereafter over a period of three years.

        Stock Appreciation Rights.    Our 2007 Plan authorizes us to grant stock appreciation rights, or SARs. To date, no SARs have been awarded to any of our executive officers. However, our Compensation Committee, in its discretion, may in the future elect to make such grants to our executive officers if it deems it advisable.

        Restricted Stock Grants or Awards.    Our 2007 Plan authorizes us to grant restricted stock or restricted stock awards. Our Compensation Committee did not authorize the grant of restricted stock or restricted stock awards pursuant to our equity benefit plans to any of our executive officers in the year ended December 31, 2007. In April 2008, in connection with the comprehensive review of our executive compensation discussed above, the Compensation Committee awarded restricted stock units, or RSUs, to Dr. Nova Bennett, Mr. Riccitelli, Mr. Schuling and Dr. Kuhlen covering 33,100, 20,800, 15,200 and 7,300 shares of our common stock, respectively. Each of the RSUs awarded vests over a three year period beginning on January 1, 2008, with one third of the shares vesting on January 1, 2009 and the remaining shares vesting in equal quarterly installments thereafter over a period of two years, subject to the same accelerated vesting provisions that apply to the stock options held by the applicable executive officer as described under—"Potential Payment Under Employment Arrangements" below.

        Severance and Change in Control Benefits.    Our named executive officers, who are designated below under "—Summary Compensation Table," are entitled to certain severance and change in control benefits, the terms of which are described below under "—Post Employment Compensation." We believe these severance and change in control benefits are an essential element of our overall executive compensation package and assist us in recruiting and retaining talented individuals and aligning the executive's interests with the best interests of the stockholders.

        401(k) Plan.    We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The 401(k) plan provides that each participant may contribute up to the lesser of 100% of his or her pre-tax compensation or the statutory limit, which is $15,500 for calendar year 2007. Participants that are 50 years or older can also make "catch-up" contributions, which in calendar year 2007 may be up to an additional $5,000 above the statutory limit. Under the 401(k) plan, each participant is fully vested in his or her deferred salary contributions when contributed. Participant contributions are held and invested by the plan's trustee. Although provided for pursuant to its terms, we do not currently intend to make contributions to the 401(k) plan.

        Other Compensation.    In addition, consistent with our compensation philosophy, we intend to continue to maintain the current benefits for our executive officers, which are also available to all of our other employees; however, our Compensation Committee, in its discretion, may in the future revise, amend or add to the benefits of any executive officer if it deems it advisable.

        Deductibility of Compensation under Section 162(m).    Section 162(m) of the Code limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is "performance-based compensation." The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as "performance-based compensation." To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Summary Compensation Table

        The following table provides information regarding the compensation earned during the years ended December 31, 2007 and 2006 by our chief executive officer, chief operating officer, chief financial officer and general counsel, who we collectively refer to as our "named executive officers."

Name and principal position	Year	Salary	Bonus		Option awards(1)	Non-equity incentive plan compensation	All other compensation	Total

Tina Nova Bennett, Ph.D. President and Chief Executive Officer(2)	2007 2006	$375,229 342,417	$	— 120,750	$123,853 69,536	$306,260 —	$95,462 9,979	$900,804 542,682

Samuel D. Riccitelli Executive Vice President and Chief Operating Officer(3)	2007 2006	347,617 318,009		— 105,445	50,449 28,736	212,792 —	50,004 16,107	660,862 468,297

Douglas A. Schuling Senior Vice President and Chief Financial Officer(4)	2007 2006	264,189 241,687		— 74,728	49,562 27,307	161,722 —	49,958 15,953	525,431 359,675

Christian V. Kuhlen, M.D., Esq. Vice President, General Counsel and Corporate Secretary(5)	2007	71,253		50,000	18,526	—	2,884	142,663

(1)
Represents the stock option compensation costs for 2006 and 2007, which were calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures. For a discussion of valuation assumptions, see the section entitled "Stock-Based Compensation Under SFAS No. 123R" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)
Dr. Nova Bennett's salary was increased from $336,000 per year to $350,000 per year effective August 1, 2006, to $364,595 per year effective January 1, 2007 and to $382,825 per year effective June 1, 2007. The bonus amounts paid to or earned by Dr. Nova Bennett in 2006 include a $84,000 bonus paid in August 2006 covering the period from August 1, 2005 to July 31, 2006, and a $36,750 bonus paid in February 2007 covering the period from August 1, 2006 to December 31, 2006. All other compensation in 2007 includes $84,515 paid in January 2008 related to our October 2007 option repricing and $10,947 paid for life insurance, healthcare, dental and vision benefits. All other compensation in 2006 includes $9,979 paid for healthcare, dental and vision benefits.

(3)
Mr. Riccitelli's salary was increased from $312,283 per year to $324,775 per year effective August 1, 2006, to $337,766 per year effective January 1, 2007 and to $354,654 per year effective June 1, 2007. The bonus amounts paid to or earned by Mr. Riccitelli in 2006 include a $68,702 bonus paid in August 2006 covering the period from August 1, 2005 to July 31, 2006, a $6,734 one-time special bonus paid in late 2006 for services in 2006 and a $30,009 bonus paid in February 2007 covering the period from August 1, 2006 to December 31, 2006. All other compensation in 2007 includes $34,189 paid in January 2008 related to our October 2007 option repricing and $15,815 paid for life insurance, healthcare, dental and vision benefits. All other compensation in 2006 includes $16,107 paid for healthcare, dental and vision benefits.

(4)
Mr. Schuling's salary was increased from $237,336 per year to $246,829 per year effective August 1, 2006, to $256,702 per year effective January 1, 2007 and to $269,537 per year effective June 1, 2007. The bonus amounts paid to or earned by Mr. Schuling in 2006 include a $47,467 bonus paid in August 2006 covering the period from August 1, 2005 to July 31, 2006, a $6,527 one-time special bonus paid in late 2006 for services in 2006 and a $20,734 bonus paid in February 2007 covering the period from August 1, 2006 to December 31, 2006. All other compensation in 2007 includes $34,462 paid in January 2008 related to our October 2007 option repricing and $15,496 paid for life insurance, healthcare, dental and vision benefits. All other compensation in 2006 includes $15,953 paid for healthcare, dental and vision benefits.

(5)
Dr. Kuhlen joined us in September 2007 and his annual base salary for 2007 was $235,000. All other compensation in 2007 includes $2,884 paid for life insurance, healthcare, dental and vision benefits.

Post-Employment Compensation

        The amount of compensation payable to each named executive officer upon voluntary termination, involuntary termination without cause, termination following a change in control or termination in the event of disability or death of the executive is shown below.

Option Acceleration Under The 2001 Equity Incentive Plan

        Under our 2001 Plan, stock options granted to our employees and officers will immediately vest in the event a participant's service with us or a successor entity is terminated involuntarily without cause or voluntarily with good reason within 13 months following the occurrence of certain specified change in control transactions. In addition, upon the occurrence of a change in control as described in their respective stock option agreements, our executive officers are entitled to immediate accelerated vesting of 50% of their outstanding unvested stock options.

Payments Made Upon Termination

        Regardless of the manner in which a named executive officer's employment terminates, the named executive officer is entitled to receive amounts earned during his or her term of employment, including salary, vested options and unused vacation pay.

Potential Payment Under Employment Arrangements

        In October 2007, we entered into an employment agreement with Dr. Nova Bennett that is terminable at any time by either party. If we terminate her employment at any time with or without cause, as defined in her employment agreement, she will be entitled to receive any of her unpaid prorated base salary for the actual number of days worked along with all benefits and expense reimbursements to which she is entitled by virtue of her past employment with us. In addition, the agreement provides that if Dr. Nova Bennett is terminated without cause prior to a change in control or if she is terminated without cause or she resigns for good reason following a change in control, she will also be entitled to be compensated at her then annual base salary for 18 months from her date of termination or resignation, as applicable, and will receive continued medical, dental and vision benefits for such 18-month period. In addition, if Dr. Nova Bennett is terminated without cause prior to a change in control, she will be entitled to an additional 18 months of accelerated vesting of her stock options. Moreover, upon a change in control, the vesting of one half of Dr. Nova Bennett's outstanding unvested stock options will accelerate in full and the vesting of the remaining one half of Dr. Nova Bennett's outstanding unvested stock options will vest in six equal monthly installments over the six-month period following the change of control, subject to acceleration in full of vesting and exercisability if Dr. Nova Bennett's employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason within 90 days prior to or within six months after the change in control.

        In October 2007, we entered into an employment agreement with Mr. Riccitelli that is terminable at any time by either party. If we terminate his employment at any time with or without cause, he will be entitled to receive any unpaid prorated base salary for the actual number of days worked along with all benefits and expense reimbursements to which he is entitled by virtue of his past employment with us. In addition, the agreement provides that if Mr. Riccitelli is terminated without cause prior to a change in control or if he is terminated without cause or he resigns for good reason following a change in control, he will also be entitled to be compensated at his then annual base salary for 12 months from his date of termination or resignation, as applicable, and will receive continued medical, dental and vision benefits for such 12-month period. In addition, if Mr. Riccitelli is terminated without cause prior to a change in control, he will be entitled to an additional 12 months of accelerated vesting of his stock options. Moreover, upon a change in control, the vesting of one half of Mr. Riccitelli's outstanding unvested stock options will accelerate in full and the vesting of the remaining one half of Mr. Riccitelli's outstanding unvested stock options will vest in six equal monthly installments over the six-month period following the change of control, subject to acceleration in full of vesting and exercisability if Mr. Riccitelli's employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason within 90 days prior to or within six months after the change in control.

        In October 2007, we entered into an employment agreement with Mr. Schuling that is terminable at any time by either party. If we terminate his employment at any time with or without cause, he will be entitled to receive any unpaid prorated base salary for the actual number of days worked along with all benefits and expense reimbursements to which he is entitled by virtue of his past employment with us. In addition, the agreement provides that if we terminate Mr. Schuling's employment without cause prior to a change in control or if he is terminated without cause or he resigns for good reason following a change in control, he will be entitled to be compensated at his then annual base salary for 12 months from his date of termination or resignation, as applicable, and will receive continued medical, dental and vision benefits for such 12-month period. In addition, if Mr. Schuling is terminated without cause prior to a change in control, he will be entitled to an additional 12 months of vesting of his stock options. Moreover, upon a change in control, the vesting of one half of Mr. Schuling's outstanding unvested stock options will accelerate in full and the vesting of the remaining one half of Mr. Schuling's outstanding unvested stock options will vest in six equal monthly installments over the six-month period following the change of control, subject to acceleration in full of vesting and exercisability if Mr. Schuling's employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason within 90 days prior to or within six months after the change in control.

        In December 2007, we entered into an employment agreement with Dr. Kuhlen that is terminable at any time by either party. If we terminate his employment at any time with or without cause, he will be entitled to receive any unpaid prorated base salary for the actual number of days worked along with all benefits and expense reimbursements to which he is entitled by virtue of his past employment with us. In addition, the agreement provides that if we terminate Dr. Kuhlen's employment without cause prior to a change in control or if he is terminated without cause or he resigns for good reason following a change in control, he will be entitled to be compensated at his then annual base salary for six months from his date of termination or resignation, as applicable, and will receive continued medical, dental and vision benefits for such six-month period. In addition, if Dr. Kuhlen is terminated without cause prior to a change in control, he will be entitled to an additional six months of vesting of his stock options. Moreover, upon a change in control, the vesting of one half of Dr. Kuhlen's outstanding unvested stock options will accelerate in full and the vesting of the remaining one half of Dr. Kuhlen's outstanding unvested stock options will vest in six equal monthly installments over the six-month period following the change of control, subject to acceleration in full of vesting and exercisability if Dr. Kuhlen's employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason within 90 days prior to or within six months after the change in control.

        The following table and summary set forth potential payments payable to our current executive officers upon a change of control or termination of employment without cause or resignation for good reason following a change in control. Our Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our executive officers based on the employment agreements with the executive officers as described above assuming the change of control occurred on, and their employment was terminated on, December 31, 2007:

	Upon change in control					Upon termination without cause or resignation for good reason following a change in control(1)
Name	Salary	Bonus	Benefits	Equity awards(2)	Total	Salary		Bonus	Benefits	Equity awards(2)	Total

Tina Nova Bennett, Ph.D.	—	—	—	$156,502	$156,502	$574,238	(3)	—	$16,421	$313,004	$903,663

Samuel D. Riccitelli	—	—	—	63,565	63,565	354,654	(3)	—	15,815	127,130	497,599

Douglas A. Schuling	—	—	—	63,246	63,246	269,537	(3)	—	15,496	126,491	411,524

Christian V. Kuhlen, M.D., Esq.	—	—	—	111,155	111,155	117,500	(3)	—	5,768	222,309	345,577

(1)
Upon termination without cause prior to a change in control, Dr. Nova Bennett, Mr. Riccitelli, Mr. Schuling and Dr. Kuhlen will receive the same salary and benefits referenced in the chart above and will receive an additional 18 months, in the case of Dr. Nova Bennett, or 12 months, in the case of Mr. Riccitelli and Mr. Schuling, or six months, in the case of Dr. Kuhlen, of accelerated vesting of their stock options with equity award values (calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures) of $184,892, $50,268, $49,580 and $0, respectively.

(2)
Calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures.

(3)
Represents 18 months of continued salary for Dr. Nova Bennett, 12 months of continued salary for Mr. Riccitelli and Mr. Schuling, and six months of continued salary for Dr. Kuhlen, each based upon their base salary as of December 31, 2007.

Grants of Plan-Based Awards

        All stock options granted to our named executive officers are incentive stock options, to the extent permissible under the Code. The exercise price per share of each stock option granted to our named executive officers was equal to the fair market value of our common stock as determined in good faith by our Board of Directors on the date of the grant. Stock options were granted under either our 2001 Plan or our 2007 Plan.

        The following table sets forth certain information regarding grants of plan-based awards to our named executive officers for 2007:

	Estimated future payouts under non-equity incentive plan awards(1)				All other option awards: number of securities underlying options (#)
						Exercise or base price of option awards ($/share)(2)
							Grant date fair value of option awards ($)(3)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)

Tina Nova Bennett, Ph.D.(3)	—	—	153,130	306,260	—	—	—

Samuel D. Riccitelli(3)	—	—	106,396	212,792	—	—	—

Douglas A. Schuling(3)	—	—	80,861	161,722	—	—	—

Christian V. Kuhlen, M.D., Esq.(4)	09/12/07	—	—	—	21,052	9.03	222,309

(1)
The amounts represent the threshold, target and maximum payments under our 2007 Annual Executive Bonus Plan. The actual amount earned is disclosed above in the "Summary Compensation Table" under the "Non-Equity Incentive Plan Compensation" column.

(2)
Represented the per share fair market value of our common stock, as determined in good faith by our Board of Directors on the grant date.

(3)
Calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures.

(4)
25% of the total number of shares subject to Dr. Kuhlen's stock options vest on the 12 month anniversary of the applicable grant date with the remainder vesting in equal monthly installments over the following 36 months. If Dr. Kuhlen's employment with us is terminated without cause prior to a change in control, he will be entitled to an additional six months of accelerated vesting of the stock option. In connection with a change in control, 50% of the unvested shares under each of the stock options granted to this executive officer will vest in full and the remaining 50% of the unvested shares will vest in six equal monthly installments over the six-month period following such change in control, subject to acceleration in full of vesting and exercisability if his employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason within 90 days prior to or within six months after the change in control.

Outstanding Equity Awards at December 31, 2007

        The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2007. All of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested. This repurchase right permits us to repurchase any unvested shares from the applicable named executive officer at the exercise price paid by such named executive officer for the repurchased shares.

Name	Number of securities underlying unexercised options (#) exercisable	Option awards Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)		Option expiration date(1)

Tina Nova Bennett, Ph.D.	1,624 3,830 17,682 42,813 100,969 130,429 227,988 65,052	— — — — — — — —	9.50 14.25 0.38 0.38 0.38 0.38 0.38 1.24	(2)	01/14/11 02/20/12 10/22/13 10/22/13 10/22/13 05/25/14 08/18/15 07/16/16

Samuel D. Riccitelli	2,368 263 62,435 6,938 60,447 104,250 26,315	— — — — — — —	14.25 14.25 0.38 0.38 0.38 0.38 1.24	(2)	11/13/11 11/20/12 10/22/13 10/22/13 05/25/14 08/18/15 07/16/16

Douglas A. Schuling	789 1,562 1,196 20,812 41,191 31,554 10,526 69,561 26,526	— — — — — — — — —	9.50 9.50 14.25 0.38 0.38 0.38 0.38 0.38 1.24	(2)	04/14/09 01/14/11 08/29/11 10/22/13 01/14/11 08/29/11 05/25/14 08/18/15 07/16/16

Christian V. Kuhlen, M.D., Esq.	21,052	—	9.03		09/11/17

(1)
25% of the total number of shares subject to an executive officer's stock options vest on the 12 month anniversary of the applicable grant date with the remainder vesting over the following 36 months. If the executive officer's employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason, the executive officer will be entitled to an additional twelve months of vesting of the executive officer's stock options. In connection with a change in control, 50% of the unvested shares under each of the stock options granted to this executive officer will vest in full and the remaining 50% of the unvested shares will vest in six equal monthly installments over the six-month period following such change in control, subject to acceleration in full of vesting and exercisability if the executive officer's employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason within 90 days prior to or within six months after the change in control.

(2)
In October 2007, each of these stock option awards was amended to increase the exercise price per share from $0.38 to $1.24. Additional information with respect to the amendments to these stock option awards is included below under "—Option Repricings."

Option Exercises and Stock Vested

        Our named executive officers did not exercise any stock option awards during the year ended December 31, 2007.

Option Repricings

        In October 2007, as a result of retrospective valuations performed in connection with our initial public offering, we amended stock option awards to purchase an aggregate of 156,780 shares of our common stock granted in July 2006 to our named executive officers and other employees and consultants to increase the exercise price of such options from $0.38 per share to $1.24 per share, the price our Board of Directors retrospectively determined to be the fair market value of the shares subject to such options on the date of grant. The exercise price of these options was increased to limit the potential adverse tax consequences that may apply to these stock options under Section 409A of the Code and the regulations issued by the IRS thereunder. To induce the holders of these options to increase the exercise price of such options, we agreed to pay the holders of such options a cash payment equal to the difference between the original exercise price per share and the new exercise price per share, multiplied by the total number of shares subject to the option. These payments totaled $200,965 (inclusive of tax gross up) in January 2008. For agreeing to increase the exercise price of these stock option awards, in January 2008, Dr. Nova Bennett received an aggregate of $84,515, Mr. Riccitelli received an aggregate of $34,189 and Mr. Schuling received an aggregate of $34,462. We made the payments to the holders of these options in January 2008 out of cash provided by our operations and did not use the net proceeds from our initial public offering to make these payments. We do not expect that the payments made to our executive officers and other employees in January 2008 for agreeing to increase the exercise price of these stock options will have any impact on current or future executive compensation decisions, plans or structure or current or future compensation decisions, plans or structure for our other employees. These payments were intended to offset the decreased incremental value of the options as a result of the higher exercise price and to induce the holders of these options to agree to the option amendments. The cash payments that the holders of these options received in January 2008 are not subject to vesting or any restrictions (such as transfer restrictions under Rule 144) that would otherwise be applicable to these options or the underlying common stock.

Pension Benefits

        None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

        None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

        We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of "related-persons transactions." For purposes of our policy only, a "related-person transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any "related person" are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director or a holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

        Each director and executive officer is responsible for identifying to our management any related-person transaction, and we shall request each record or beneficial owner of more than 5% of any class of our voting securities to identify and report any related-person transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to:

  •
  the risks, costs and benefits to us;

  •
  the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

  •
  the terms of the transaction;

  •
  the availability of other sources for comparable services or products; and

  •
  the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

        In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. Our policy requires that, in reviewing a related-person transaction, our Audit Committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and that of our stockholders, as our Audit Committee determines in the good faith exercise of its discretion. We did not previously have a formal policy concerning transactions with related persons.

Sales of Securities

        Certain of our principal stockholders and directors sold an aggregate of 1,014,286 shares of our common stock in November 2007 in connection with the closing of our initial public offering at a price of $17.00 per share, as set forth below:

Principal Stockholder or Director	Shares sold in initial public offering (#)
Enterprise Partners V, L.P.	325,125
Chicago Growth Partners, LP	122,953
William Blair Capital Partners VII QP, L.P. and its affiliates	122,954
Alliance Technology Ventures III, L.P. and its affiliate	236,629
Tullis-Dickerson Capital Focus II, L.P. and its affiliates	107,717
Excelsior Venture Partners III, LLC	72,925
Thomas A. Waltz, M.D.	2,381

        Certain of our principal stockholders, directors and named executive officers sold an aggregate of 2,140,164 shares of our common stock in March 2008 in connection with the closing a secondary offering of our common stock at a price of $25.50 per share, as set forth below:

Principal Stockholder, Officer or Director	Shares sold in secondary (#)
Enterprise Partners V, L.P.	737,170
Chicago Growth Partners, LP	240,961
William Blair Capital Partners VII QP, L.P. and its affiliates	240,961
Alliance Technology Ventures III, L.P. and its affiliate	463,739
Tullis-Dickerson Capital Focus II, L.P. and its affiliates	241,099
Thomas A. Waltz, M.D.	4,666
Tina Nova Bennett, Ph.D.	118,212
Samuel D. Riccitelli	52,604
Douglas A. Schuling	40,752
Total:	2,140,164

        Some of our directors are associated with our principal stockholders as indicated in the table below:

Director	Principal Stockholder
Andrew E. Senyei, M.D.	Enterprise Partners V, L.P.
Timothy M. Buono	Tullis-Dickerson Capital Focus II, L.P. and its affiliates
Michael Henos	Alliance Technology Ventures III, L.P. and its affiliates
Robert E. Curry, Ph.D.	Alliance Technology Ventures III, L.P. and its affiliates
Arda M. Minocherhomjee, Ph.D.	Chicago Growth Partners, LP and William Blair Capital Partners VII QP, L.P. and its affiliates

        Pursuant to our amended and restated investor rights agreement, we paid all expenses, other than underwriting discounts and commissions, related to the March 2008 secondary offering of our common stock, including expenses of one counsel to the selling stockholders in the transaction up to a maximum of $25,000.

Employment Agreements

        We have entered into employment arrangements with our executive officers, as more fully described under—"Post Employment Compensation—Potential Payment Under Employment Arrangements."

Stock Options Granted to Executive Officers and Directors

        We have granted stock options to our executive officers and directors, as more fully described under—"Non-Employee Director Compensation" and "Executive Compensation" above.

Indemnification Agreements

        We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Genoptix stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Genoptix, Inc., Marcy Graham, Senior Director, Investor Relations or contact Ms. Graham at (760) 930-7127. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request "householding" of their communications should contact their brokers.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                      By Order of the Board of Directors

                      Christian V. Kuhlen, M.D., Esq.
                       Corporate Secretary

Carlsbad, California
May 6, 2008

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC is available without charge upon written request to: Investor Relations, Genoptix, Inc., 2110 Rutherford Road, Carlsbad, California 92008.

GENOPTIX, INC.

2110 Rutherford Road
Carlsbad, CA 92008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Douglas A. Schuling and Christian V. Kuhlen, M.D., Esq., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Genoptix, Inc. which the undersigned may be entitled to vote at the 2008 Annual Meeting of Stockholders of Genoptix, Inc. to be held on June 17, 2008 at 9:00 a.m. local time at the corporate headquarters of Genoptix, Inc. located at 2110 Rutherford Road, Carlsbad, CA 92008 and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

GENOPTIX, INC.

June 17, 2008

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

V  Please detach along perforated line and mail in the envelope provided.  V

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.
To elect two Class I directors to hold office until our 2011 Annual Meeting of Stockholders.

NOMINEES:
☐	FOR ALL NOMINEES	☐ ☐	Michael A. Henos Tina Nova Bennett, Ph.D.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ☒
		FOR	AGAINST	ABSTAIN
2.	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.    ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
Report of the Audit Committee of the Board of Directors
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report
CODE OF BUSINESS CONDUCT AND ETHICS
ACCOUNTING AND AUDITING MATTERS OPEN DOOR POLICY
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
NON-EMPLOYEE DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
TRANSACTIONS WITH RELATED PERSONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS